                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                            Boyd Gaming Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     103304
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 4, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     1 of 6

CUSIP No. 103304                          13G                  Page 2 of 6 Pages

--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jimma Lee Beam
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]
      Not applicable
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

                                     3,010,829 (including 0 shares subject to
           SHARES                    options exercisable within 60 days of
                                     12/31/99)
                               -------------------------------------------------
        BENEFICIALLY           6     SHARED VOTING POWER

                                     None
          OWNED BY             ------------------------------------------------
                               7     SOLE DISPOSITIVE POWER

            EACH                     3,010,829 (including 0 shares subject to
                                     options exercisable within 60 days of
                                     12/31/99)
          REPORTING            ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER

           PERSON                    None


            WITH
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,010,829 (including 0 shares subject to options exercisable within
      60 days of 12/31/99)
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.84%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------


                                     2 of 6

Item 1(a)     Name of Issuer:

                 Boyd Gaming Corporation.

Item 1(b)     Address of Issuer's Principal Executive Offices:

                 2950 Industrial Road
                 Las Vegas, Nevada 89109

Item 2(a)     Name of Person Filing:

                 Jimma Lee Beam

Item 2(b)     Address of Principal Business Office or, if None, Residence:

                 2950 Industrial Road
                 Las Vegas, NV 89109

Item 2(c)     Citizenship:

                 United States of America

Item 2(d)     Title of Class of Securities:

                 Common Stock

Item 2(e)     CUSIP Number:

                 103304

Item 3           Not Applicable


                                     3 of 6

Item 4        Ownership.

              (a)    Amount of Beneficially Owned:

                     3,010,829 (including 0 shares subject to options exercisable within 60 days of 12/31/99).

              (b) Percent of Class (based on number of shares outstanding reported on the Issuer's Form 10-Q for the quarter ended 9/30/99):

                     4.84 %

              (c)    Number of shares as to which such person has:

                     (i)    sole power to vote or to direct the vote:

                            3,010,829 (including 0 shares subject to options exercisable within 60 days of 12/31/99).

                     (ii)   shared power to vote or to direct the vote:

                            0

                     (iii) sole power to dispose or to direct the disposition of:

                            3,010,829 (including 0 shares subject to options exercisable within 60 days of 12/31/99).

                     (iv) shared power to dispose or to direct the disposition of:

                            0


                                     4 of 6

Item 5        Ownership of Five Percent or Less of a Class: [X]

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              Not applicable.

Item 8        Identification and Classification of Members of the Group.

              Not applicable.

Item 9        Notice of Dissolution of Group.

              Not applicable.

Item 10       Certification.

              BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.--REQUIRED IF FILING UNDER 13d-1(c)


                                     5 of 6

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2000

/s/ Jimma Lee Bean
---------------------------------------
Print Name:  Jimma Lee Beam


                                     6 of 6